UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

LIBERTY ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54596
(Commission File Number)

205024859
(IRS Employer Identification No.)

Two Allen Center, Suite 1600, 1200 Smith Street, Houston, Texas, 77002

(Address of principal executive offices and Zip Code)

(713) 353-4700

Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

 Effective July 31, 2013 the Company appointed Mr. Arthur (“Terry”) Roy as Chief Executive Officer, President, Secretary and Chairman of the Board of Directors.

 Effective July 31, 2013, Mr. Dennis Irwin resigned as Chief Financial Officer, Secretary, Treasurer, and as a Director of our Company.  Mr. Irwin’s resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise.

 Effective July 31, 2013, Mr. Miles D. Bender resigned as Chief Executive Officer, President, and as a Director of our Company.  Mr. Bender’s resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise.

 Effective July 31, 2013, Mr. William T. Jones resigned as Chief Operating Officer of our Company.  Mr. Jones’s resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise.

 Also effective July 31, 2013, the Company issued Mr. Bender and Mr. Jones 1,000,000 shares of common stock each as compensation for their services.

 Mr. Arthur Roy (Age 51) has 27 years in commercial and residential real estate investment, acquisitions and development. He started as licensed real estate agent for Hartley Realty Group and continued as a marketing representative for American Real Estate Group. He continued as project manager for Gateway Homes, Inc. focused on financing and building homes.

 By 1995 he formed G. H. Riley Homes, Inc., along with Owner-Builder Systems, Inc. in 2000, both Houston, Texas based which completed homes and developments valued in excess of $23 million dollars since their inception. In the last ten years this has expanded to include small cap investments and raising capital for oil & gas transactions, including the acquisition and redevelopment of distressed properties. Mr. Roy is current serving as elected president and director of Fort Bend Municipal Utility District # 19. Mr. Roy received a BBA degree in Marketing from The University of Texas, Austin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY ENERGY CORP.

/s/ Arthur Roy

Arthur Roy

President and Director

Dated:  August 6, 2013